Exhibit 10.4
SECOND AMENDMENT TO THE
WORTHINGTON INDUSTRIES, INC.
DEFERRED PROFIT SHARING PLAN
This Second Amendment to the amended and restated Worthington Industries, Inc. Deferred Profit Sharing Plan (the “Plan”) (executed on December 31, 2001) is made by Worthington Industries, Inc. (the “Company”).
WITNESSETH:
          WHEREAS, the Company previously adopted and presently maintains the Plan; and
          WHEREAS, the Company reserved the right in Section 18 of the Plan to amend the Plan; and
          WHEREAS, the Plan has previously been amended and restated on December 31, 2001, and subsequently been amended by the First Amendment to the Plan and an amendment for the Economic Growth and Tax Relief Reconciliation Act of 2001;
WHEREAS, the Company desires to amend the Plan in order to revise the eligibility provisions of the Plan for certain participants;
          NOW, THEREFORE, the Plan is hereby amended as follows:
          1. Section 1.1 shall be deleted in its entirety and shall be restated effective for Employees hired on or after April 1, 2003:
1.1. Initial Participation. Each Eligible Employee of a Participating Employer, except Eligible Employees described in the second and third paragraphs below, shall be treated as an Active Participant for the purpose of being eligible to make 401(k) Contributions (and shall be referred to in this Plan as a “401(k) Participant”) on the first payroll period coinciding with or next following the later of the date (a) he attains age 18; (b) which is 90 days after his Employment Commencement Date; or (c) he becomes an Eligible Employee.
Each Eligible Employee of a Participating Employer who is classified as a part-time or seasonal employee shall be treated as an Active Participant for the purpose of being eligible to make 401(k) Contributions (and shall be referred to in this Plan as a “401(k) Participant”) on the first day of the month coinciding with or next following the later of the date (a) he attains age 18; (b) he has completed one Year of Eligibility Service; or (c) he becomes an Eligible Employee.
Each Eligible Employee of a Participating Employer who is classified as a Highly-Compensated Employee at any time during the Plan Year that includes his

Employment Commencement Date as a result of owning or being treated as owning more than 5 percent of the Employer shall not be eligible to make 401(k) Contributions and be classified as a 401(k) Participant until the date such individual satisfies the eligibility requirements set forth in the following paragraph regarding Employer contributions. In addition, if a Participant earns more than the applicable dollar limit in such person’s initial Plan Year making such person a Highly-Compensated Employee in his or her second Plan Year, such Participant shall not be eligible to make 401(k) Contributions in his or her second Plan Year until the date such individual satisfies the eligibility requirements set forth in the following paragraph regarding Employer contributions.
Each Eligible Employee of a Participating Employer shall be treated as an Active Participant for the purpose of receiving Employer contributions pursuant to Section 8.1 and for the purpose of receiving Matching Contributions (and shall be referred in this Plan to as a “Full Active Participant”) as of the Entry Date coinciding with or next following the date he (a) attains age 18; (b) has completed one Year of Eligibility Service; and (c) becomes an Eligible Employee.
          IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed by its duly authorized officers this 31st day of March, 2003.

ATTEST:		WORTHINGTON INDUSTRIES, INC.

By	/s/ Dale T. Brinkman	By	/s/ John P. McConnell

Corporate Secretary
(SEAL)